Exhibit 99.1

ABM Names Chief Financial Officer

New York, NY – October 26, 2020 – ABM (NYSE: ABM), a leading provider of facility solutions, today announced Earl Ellis as the Company’s Executive Vice President and Chief Financial Officer, effective November 30, reporting directly to President and Chief Executive Officer, Scott Salmirs.

Ellis will join ABM from Best Buy Co., a leading Fortune 500 provider of consumer technology products and services with 125,000 employees in North America. Ellis has held several executive positions across finance, including Chief Financial Officer of Best Buy Canada and Senior Vice President of Finance in the U.S. for all revenue generating channels of Best Buy, including the 1,000 store network and e-commerce platform. Most recently, he has been responsible for leading enterprise-wide capital project planning, cost transformation and procurement, as well as supporting Digital & Technology and Global Real Estate. During his tenure at Best Buy Co., Ellis also spearheaded several strategic initiatives targeting labor and logistics.

Salmirs stated, “Earl will be a valuable addition to the executive leadership team as we chart our path forward to capitalize on our continued momentum in the current environment. As we develop the next phase of our strategic transformation, his financial leadership, technological expertise, and results-oriented focus will be instrumental as we support our employees and answer the needs of our clients.”

Prior to Best Buy Co., Ellis held executive leadership positions at several other public companies, including Canadian Tire and Campbell Soup Company. He also served in other accounting and finance roles at Kraft Foods, Coca-Cola and Wainman & Kydd Chartered Accountants. Ellis is a Chartered Accountant and received an honors degree in Economics and Management from the University of Guelph in Ontario, Canada.

Salmirs concluded, “This is an extremely exciting time at ABM. We remain at the forefront of helping our economy navigate the pandemic and operate safely. Our team members are critical to our future, and we are committed to creating a corporate culture that will position us for long-term success and continue to drive shareholder value.”

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ABOUT ABM

ABM (NYSE: ABM) is a leading provider of facility solutions with revenues of approximately $6.5 billion and more than 140,000 employees in 350+ offices throughout the United States and various international locations. ABM’s comprehensive capabilities include janitorial, electrical & lighting, energy solutions, facilities engineering, HVAC & mechanical, landscape & turf, mission critical solutions and parking, provided through stand-alone or integrated solutions. ABM provides custom facility solutions in urban, suburban and rural areas to properties of all sizes - from schools and commercial buildings to hospitals, data centers, manufacturing plants and airports. ABM Industries Incorporated, which operates through its subsidiaries, was founded in 1909. For more information, visit www.abm.com.

CONTACT

Media:

Jennifer Miller

(678) 595-0524

jennifer.miller@abm.com

Investor Relations & Treasury:

Susie A. Kim

(212) 297-9721

susie.kim@abm.com

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